Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

AGILETHOUGHT, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
	Equity	Class A Common Stock, par value $0.0001 per share
	Equity	Preferred Stock, par value $0.0001 per share	457(o)
Fees to be Paid	Debt	Debt Securities
	Other	Depositary Shares
	Other	Warrants
	Other	Purchase Contracts
	Other	Units
	Other	Subscription Rights
		Unallocated (Universal) Shelf				$100,000,000	0.00011020	$11,020
	Total Offering Amounts					$100,000,000		$11,020
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,020

(1)	There are being registered under this registration statement such indeterminate number of shares of Class A Common Stock, Preferred Stock, debt securities, depositary shares, warrants, purchase contracts, units and subscription rights of the registrant as shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The securities registered also include such indeterminate amounts and numbers of securities as may be issued upon conversion of, or exchange or exercise for, as applicable, the Class A Common Stock, Preferred Stock, debt securities, depositary shares, warrants, purchase contracts, units and subscription rights that provide for such conversion, exchange or exercise. The securities registered also include such indeterminate number of additional shares of Class A Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	The proposed maximum initial offering prices per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.